UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On April 27, 2017, Elliott issued the following letter to the Company’s shareholders:

April 24, 2017

Dear Fellow Arconic Shareholder:

You are receiving this letter because you are a shareholder of Arconic Inc. (“Arconic” or the “Company”), which was formerly a part of Alcoa Inc. This letter contains important information about your investment.

You may have heard that Arconic Chairman and CEO Klaus Kleinfeld recently resigned when it came out that he sent a letter threatening a senior officer at the Company’s largest shareholder.

But as the enclosed video shows, the Arconic Board of Directors should have fired Dr. Kleinfeld long ago.

Under Dr. Kleinfeld:

•	Shares declined nearly 70% in value
•	Shareholder returns were the worst in the S&P 500
•	2016 performance targets were missed in every business segment
•	Shareholder rights have been frustrated by poor corporate governance practices
•	Dr. Kleinfeld was paid $128 million by the Board

For the past nine years, Arconic’s Board, led by former Alcatel-Lucent CEO Patricia Russo, aided and abetted Klaus Kleinfeld in destroying enormous amounts of shareholder value.

The Board ignored the warning signs that Dr. Kleinfeld was acting unethically to save his job, even after he was caught trading away Company assets in exchange for an investor’s agreement to vote for management.

In its previous letters to you, Arconic’s Board asked you to trust its judgment and stick with Dr. Kleinfeld.

Then Dr. Kleinfeld threatened a shareholder. Now he has resigned in disgrace. But incredibly, the Board is still asking shareholders to trust its judgment, even though it continues to praise the “strategy” and “leadership” that produced the abysmal results shown in the video enclosed.

Watch the video and ask: If a 70% decline in the value of your investment is the “strategy” and “leadership” endorsed by Arconic’s Board, then why should we trust this Board with our Company’s future?

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

You have a choice

The enclosed BLUE proxy card gives you the power to choose a brighter future for a New Arconic. A vote for BLUE is a vote to:

•	Instill a culture dedicated to operational focus and excellence
•	Empower employees to share in the gains from improved operational performance
•	Eliminate the “celebrity” culture brought to the Company by Dr. Kleinfeld
•	Overhaul the Company’s worst-in-class corporate governance regime and adopt modern best practices demonstrating that “New Arconic” welcomes accountability
•	Drive higher asset utilization at Arconic’s facilities
•	Allocate capital away from wasteful projects and toward more prudent growth strategies

We think this “New Arconic” plan could increase the value of your investment substantially – to as much as $33-$46 per share.

By contrast, the white proxy card is a white flag of surrender to a Board that has promised to continue the same failed strategy that produced a 70% decline in the value of your investment.

Our firm, Elliott Management, manages funds with a combined 13.2% economic interest in Arconic, making us the Company’s largest shareholder. We have no special rights and enjoy no preferences. Our decision to make such a large investment was not made to produce a quick buck. We are long-term investors, and we are highly committed to seeing Arconic improve in ways that will maximize investment returns for all shareholders.

We are asking for your support for four new independent, highly qualified directors:

•	Christopher L. Ayers – Former Alcoan and experienced business executive, expert in specialty materials
•	Elmer L. Doty – Former CEO of Vaught Aircraft, over 40 years of leadership experience in heavy industry
•	Bernd F. Kessler – Former CEO of SR Technics, strong background in operational excellence
•	Patrice E. Merrin – Experienced business executive and board director, has led two CEO search processes

More information on these high-caliber nominees can be found in the appendix attached.

You can take action to protect your investment and help us bring much needed change to Arconic. Please vote using only the BLUE proxy card today.

Thank you,

Elliott Management Corporation

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

Appendix – Shareholder Nominee Biographies

Chris Ayers is the former head of the Forging Division at Precision Castparts (“PCC”). At PCC, Chris started out as an operations manager for one of its casting facilities. Within six months he was promoted to general manager of that business. He did so well that PCC gave him multi-plant responsibility for similar facilities in England, and he was eventually promoted to lead a whole division of facilities in PCC’s forging business. After eight years, he left to join Alcoa as the COO of Alcoa’s Cast, Forged, and Extruded Products Business – part of EPS. Chris’s help was subsequently needed in the aluminum smelting business, so he was promoted to Executive Vice President and President of Global Primary Products (aluminum smelting, alumina refining and bauxite mining), which he ran for two years before leaving to become CEO of a private company. Chris is a no-nonsense operator, and he knows Arconic well.

Elmer Doty is the former President and CEO of Vought Aircraft Industries (“Vought”) – one of the largest producers of commercial and military aerostructures. Under Elmer’s leadership, Vought increased revenues from $1.3 billion to $1.9 billion and net income from negative $230 million to positive $330 million. Immediately prior to Vought, Elmer was Executive Vice President of United Defense Industries. Between United Defense and Vought, Elmer managed two businesses that were major customers of Alcoa and Arconic. Elmer has a long track record of success at improving difficult businesses through operational excellence and restructuring. He will demand the same attention to operational detail from Arconic’s management.

Bernd Kessler is the former CEO of SR Technics, a world-leading maintenance and repair organization for the civil aviation sector. Bernd has spent his career in the guts of the aerospace business. At SR Technics, Bernd’s job was simple: to fix planes – with no errors – as quickly and as cheaply as possible. He brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. His strong background in engineering, operational excellence and organizational development will serve shareholders well in the boardroom.

Patrice Merrin is the former Executive Vice President and COO of Sherritt International, a publicly traded Canadian natural resources company. Patrice brings extensive experience serving as a director of some of the most complex and challenging companies, and she is currently on the Board of Directors of Glencore, Stillwater Mining, and Novadaq Technologies. Having chaired two CEO search committees, Patrice knows how to take an objective look at an organization and determine what kind of leader it needs for the challenges it faces. She is a proven change-agent with a track record of implementing sound corporate governance practices and holding management teams accountable for their performance. She possesses the ideal fortitude for Arconic at this critical time.

Please vote for these highly qualified nominees using the BLUE CARD only

Please disregard and discard any white card you receive

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

Call Toll-Free at: (877) 869-0171

E-mail: info@okapipartners.com

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

Item 2: On April 27, 2017, Elliott issued a presentation entitled “Investor Presentation – Recent Events Confirm Need for Change” attached hereto as Exhibit 1, which was also posted by Elliott to www.NewArconic.com.

Item 3: On April 27, 2017, Elliott issued the following material to the Company’s shareholders:

Over Klaus Kleinfeld’s nearly decade-long tenure as CEO of Alcoa/Arconic:

Ñ	Shares have declined nearly 70% in value[1]
Ñ	Shareholder returns have been the worst in the S&P 500[2]
Ñ	2016 performance targets were missed in every business segment
Ñ	Shareholder rights have been frustrated by poor corporate governance practices[3]
Ñ	Dr. Kleinfeld has been paid $128 million by the Board[4]

Ready for a change of leadership?

Take Action Ñ

Vote the BLUE Proxy Card

[1] Refers to Dr. Kleinfled’s tenure between becoming CEO of Alcoa and the Alcoa/Arconic split.

[2] Between becoming CEO of Alcoa and the Alcoa/Arconic split, Dr. Kleinfeld produced the worst returns in the S&P 500 of any continuously tenured CEO over that time period.

[3] Noted corporate governance experts MSCI ESG and Glass Lewis have bestowed a grade of D (the second worst possible) on the Company’s corporate governance and compensation practices, respectively.

[4] Refers to Dr. Kleinfled’s total compensation as reported in Alcoa’s proxy statements from 2009-2016, and Arconic’s 2017 proxy statement.